EXHIBIT (A)(8)

Addressing Underwater Options May 2003

Crown Media's Board of Directors recently approved a program to address employees' underwater stock options There are two different plans, depending upon position within the Company Vice Presidents and above Directors and below The rationale for two programs lies in the Company's shift in philosophy regarding compensation programs Like many "start-up" companies, Crown Media has offered stock options to all employees in the past Many factors are causing the Company to rethink this broad-based approach to options, including: Continued stock market slump Likelihood of accounting expense for stock options Thinly traded Crown Media stock In reviewing the Company's current long-term incentive practices, the Board feels that future equity plan participation should be limited to the senior management team, i.e., those responsible for setting the long-term direction of the Company and answerable for the Company's stock performance Furthermore, the Board feels that the more appropriate way to reward non-executives is through incentive plans tied to the financial and operational performance of the Company As a result, the Board has approved a two-tiered program designed to support this change in philosophy

For Vice Presidents and above Executives may tender their outstanding underwater options and receive restricted stock units (RSUs) Executives will receive 1 RSU for each 2.5 options tendered The RSUs will vest equally - 1/3rd on each of the first three anniversaries of the grant Each RSU has a value equal to one share of Crown Media common stock An RSU is NOT an actual share stock - the executive does not have any ownership rights (e.g., voting rights) The decision to tender is "all or nothing" - in other words, if an executive chooses to tender his or her options, the tender must be for all outstanding underwater options; the executive may not selectively retain any currently held underwater options If you choose not to participate, your will retain your current options, with no change to any of the terms or provisions under which they were granted As mentioned on the prior page, the Company anticipates that this group of Vice Presidents and above will continue to participate in ongoing annual equity-based incentive programs

At the current stock price, the RSUs have more value than the options. However, depending upon the future performance of the stock, it is possible that the value of the options could exceed the RSU value KEY ASSUMPTIONS Outstanding Options 10,000 Wtd. Avg. Option Exercise Price $12.78 Option: RSU Exchange Rate 2.5 : 1 Swapped RSUs 4,000 current Stock Price $3.71 (closing price 4-24-03) Break-even Price $21.30

When the RSUs vest, the Company may chose to pay executives in cash or shares of stock Each fall (at least six months prior to the vesting date) the Company will inform executives as to how the next tranche of RSUs will be settled If the RSUs are settled in stock: The Company will deliver shares of common stock to the executive equal to the number of RSUs vesting These shares are fully transferable and have no restrictions against sale (other than normal black-out periods that apply to all Company insiders) The value of the shares (vesting date stock price times the number of RSUs vesting) is taxable as ordinary income The Company is required to withhold taxes on this additional income If necessary, adjustments will be made to the executives' subsequent pay checks to cover withholding tax requirements Once the shares have been transferred to the executive, they are subject to the same treatment as any other personal investment holding with regard to taxes, income recognition, etc.

RSU settlement (cont'd) If the RSUs are settled in cash, the Company will provide executives with the ability to defer all or a portion of the settlement on a voluntary basis If the RSUs are settled in cash, and the executive does not elect to defer: The executive will receive a check equal to the RSU value (vesting date stock price times the number of RSUs vesting) less any applicable taxes The RSU value will be included as ordinary income on the executive's W-2 for the year If the executive wishes to defer his/her RSU value (NOTE: The deferred compensation plan will be explained more completely under separate cover) The executive must make an irrevocable election to defer at least six months in advance of RSU vesting The election form will give the executive the ability to select the amount to be deferred, the deferral period, etc. At vesting, the executive's account is credited with an amount equal to the RSU value (vesting date stock price times the number of RSUs vesting) This "account" is for tracking purposes only. The account balance does not "belong" to the executive, and the Company has no obligation to fund the deferred compensation program Because the executive has elected to defer receipt of his/her RSU value, there is no tax due (other than medicare tax of 1.45%) at the RSU vesting date Executive contributions to the deferral account with earn interest according to the provisions of the plan When the selected deferral period ends, the executive will receive a distribution payout equal to his/her contributions plus accrued interest This payment is considered ordinary income and is subject federal, state and local taxes

Timeline for VPs and above 4/30/03 Tender Offer filed with SEC. Eligible employees receive Tender Offer materials June 2003 Countersigned forms will be returned to participants along with RSU documentation 5/28/03 Tender Offer period expires 11:59 pm PST Eligible employees who wish to participate in the Tender Offer must submit completed form before the expiration date Oct/Nov 2003 Eligible executives will receive documentation regarding annual voluntary deferral election Oct/Nov 2004 Eligible executives will receive documentation regarding annual voluntary deferral election Oct/Nov 2005 Eligible executives will receive documentation regarding annual voluntary deferral election June 2004 The first 1/3 of the RSUs will become vested June 2005 The second 1/3 of the RSUs will become vested June 2006 The final 1/3 of the RSUs will become vested

For Directors and below Directors and below will not participate in the option:RSU swap program It is expected that this group will not receive future equity-based grants as a normal part of their annual compensation package As a way to signal a shift from equity-based compensation to cash-based compensation, Directors and below will receive a one-time cash payment of $1.00 for each option held To encourage retention among the Director and below group, the award will be paid on the first anniversary of the grant (e.g., June 2004) To receive the award, an eligible option holder must be employed by Crown Media (or an affiliate) on the payout date (i.e., the first anniversary of the award date) Eligible employees will receive a cash payment equal to $1.00 times the number of options held, net of applicable taxes For technical reasons, Directors and below will retain their options